SUBIDIARIES OF THE REGISTRANT

SUBIDIARIES OF THE REGISTRANT

FutureOne, Inc., a Nevada corporation - (Parent)
        AMCON LLC,  a Colorado Limited Liability Company
        OPEC CORP., a Colorado corporation (Parent)
        JAE - Tech Engineering, Inc. a Colorado corporation
        FUTUREONE, INC., an Arizona corporation (Parent)
        NeighborComm, Inc., an Arizona corporation